EXHIBIT 10.1



                                JOSEPH L. MANCINO
                              109 Tanners Pond Road
                           Garden City, New York 11530




                                                              October 6, 2005



Mr. R. Patrick Quinn
Executive Vice President, Chief Corporate Governance Officer
  and Corporate Secretary
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590

                  Re:      Retirement as Director
                           ----------------------

Dear Pat:

                  This will confirm that I am voluntarily resigning as a director of New York Community Bancorp, Inc. ("NYB"), New York Community Bank and New York Commercial Bank by reason of retirement. The resignations are effective immediately.

                  In connection with my retirement, I understand and agree that the Consulting Agreement made as of December 1, 2004 (the "Consulting Agreement") by and among NYB, New York Community Bank ("NYCB") and me has been terminated, other than its paragraph 3. Based on such termination, I am being paid the accrued but unpaid monthly consulting fees and expenses due under the Consulting Agreement through the date of such termination, plus $250,000.05, representing the amount of such fees through the scheduled end of the Consulting Period (as defined in the Consulting Agreement), as if the early termination had not occurred, all in accordance with the terms of the Consulting Agreement.

                  As we agreed, you will provide me with copies of any insurance policies procured by NYB that may insure me against any pending litigation or any future claims that may be asserted against me in connection with my service as an officer or director of NYB or its subsidiaries. For the avoidance of doubt, by countersigning this letter below, NYB, on behalf of itself and its banking subsidiaries, hereby releases me and covenants not to bring any legal action against me based on any claim or cause of action for which indemnification by NYB would be permitted under NYB's Charter or under Delaware Business Corporation Law Section 145.

New York Community Bancorp, Inc.
October 6, 2005
Page 2



                  This release does not cover any claim for which no right of indemnification by NYB would exist under the Charter or Delaware law. NYB will file with the Securities and Exchange Commission a form 8-K disclosing, under Items 1.01, 1.02 and 5.02(b), the entry into this letter agreement, the termination of the Consulting Agreement and my resignation by reason of retirement from NYB and its subsidiaries.

                  I recognize that I am required to maintain the confidentiality of all business-related information about NYB and its subsidiaries and affiliates (collectively, the "Company") and that this duty of confidentiality continues in perpetuity even after the effective date of my retirement. In this regard, I will not disclose any confidential information about the Company or otherwise disparage it or issue any voluntary communication reflecting adversely on it. Likewise, neither the Company nor any of its officers or directors will disclose any confidential information about me or otherwise disparage me or issue any voluntary communication that disparages me or relates to my performance as a director and reflects adversely on me in any material way. Obviously, the foregoing limitations on communications do not apply in providing disclosures or testimony required by law or responding to any statements made by me or the Company in contravention of the foregoing.

                  I also recognize and agree that the Noncompetition Agreement dated as of June 27, 2003 among NYB, NYCB and me, as amended and extended by Par. 3 of the Consulting Agreement, remains in full force and effect. I am aware of my duties under such Noncompetition Agreement and represent that I am and have been in compliance with that Agreement.

                  The signature of an authorized representative of NYB below will constitute NYB's acknowledgement of receipt of this letter and acceptance of its terms on behalf of the Company.

                  Please deliver this immediately to the appropriate person at NYCB to give effect to my resignation.

                                                    Very truly yours,

                                                    /s/ Joseph L. Mancino
                                                    ---------------------
                                                    Joseph L. Mancino

Acknowledged and Accepted:

NEW YORK COMMUNITY BANCORP, INC
By: /s/ R. Patrick Quinn
------------------------
R. Patrick Quinn
Corporate Secretary